Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (together with the Service Schedules hereto, the “TSA”) is made as of July 14, 2015 (the “Effective Date”) by and among Danaher Corporation, a Delaware corporation (“Service Provider”), Potomac Holding LLC, a Delaware limited liability company (together with its successors and assigns, “Service Recipient”), and, for purposes of Section 12.11, NetScout Systems, Inc., a Delaware corporation (“NetScout”).

W I T N E S S E T H:

WHEREAS, Service Provider is engaged, directly and indirectly, in the Communications Business;

WHEREAS, Service Provider, NetScout Systems, Inc., a Delaware corporation (“NetScout”) and Service Recipient have entered into a Separation and Distribution Agreement, dated as of October 12, 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Distribution Agreement”), pursuant to which (i) Service Provider has agreed to transfer to Service Recipient, and Service Recipient has agreed to receive and assume, certain assets and liabilities of Service Provider’s Communications Business and (ii) following such transfer and the other transactions specified in the Distribution Agreement, Service Provider has agreed to effect the Distribution, all as more specifically described in, and subject to the terms of, the Distribution Agreement;

WHEREAS, Service Provider, Service Recipient, NetScout, RS Merger Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of NetScout (“Merger Sub II”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, (i) immediately following the Distribution, Merger Sub will merge with and into Service Recipient, with Service Recipient as the surviving company (“Merger One”) and the Service Recipient common units will be converted into shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and (ii) immediately following Merger One, Service Recipient will merger with and into Merger Sub II, whereby the separate corporate existence of Service Recipient will cease and Merger Sub II will continue as the surviving company and wholly-owned subsidiary of NetScout (“Merger Two”, and together with Merger One, the “Mergers”);

WHEREAS, prior to the Closing, the Communications Business received certain services from Service Provider and certain of its Affiliates; and

WHEREAS, Service Recipient desires that certain of these services continue to be provided after the Closing upon the terms and conditions set forth in this TSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this TSA, and intending to be legally bound, and for other good and valuable consideration,

the receipt and sufficiency which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Definitions Incorporated. All capitalized terms used but not otherwise defined in this TSA have the meaning ascribed to them in the Distribution Agreement or the Merger Agreement, as applicable.

SECTION 2. Additional Definitions. Unless the context otherwise requires, the following terms, in their singular or plural forms, used in this TSA shall have the meanings set forth below:

2.1 “Business Data” has the meaning set forth in Section 6.14 of this TSA.

2.2 “Confidential Information” has the meaning set forth in Section 11.1 of this TSA.

2.3 “Cost” means the prices to be paid and costs and expenses incurred by Service Provider and its Affiliates in connection with providing such Services or Other Services to Service Recipient as set forth in a Service Schedule.

2.4 “Cutover Plan” has the meaning set forth in Section 6.12 of this TSA.

2.5 “Disclosing Party” has the meaning set forth in Section 11.1 of this TSA.

2.6 “EAR” has the meaning set forth in Section 6.11 of this TSA.

2.7 “Expiry Date” has the meaning set forth in Section 5.2 of this TSA.

2.8 “Force Majeure Event” has the meaning set forth in Section 7 of this TSA.

2.9 “Losses” means direct losses, damages, costs and expenses; provided, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any indirect or consequential damages.

2.10 “Other Services” means any services that Service Provider or its Affiliates provided to the Communications Business prior to the Closing that (i) are not listed on a Service Schedule and (ii) Service Recipient reasonably requests that Service Provider provide to Service Recipient during the Term and subject to the terms and conditions hereof. If Service Recipient so requests and those Services were previously provided by Service Provider to the Communications Business, (A) the mutually agreed upon terms of such additional services, including Cost thereof, shall be added to the Service Schedule and (b) such revised Service Schedule shall be deemed to be a part of this TSA from and after the date thereof.

2.11 “Party” means each of Service Provider and Service Recipient.

2.12 “Receiving Party” has the meaning set forth in Section 11.1 of this TSA.

2.13 “Sales and Service Taxes” has the meaning set forth in Section 4.2.1 of this TSA.

2.14 “Service Schedule” means a schedule for Services that is attached to this TSA.

2.15 “Service Term” means the period of time during which Service Provider will provide each individual Service to Service Recipient as specified for such Service in the column titled “Service Term” in the Service Schedule.

2.16 “Services” means (i) the services to be provided by Service Provider or an Affiliate of Service Provider to Service Recipient set forth in a Service Schedule and (ii) the Other Services.

2.17 “Term” has the meaning set forth in Section 5.2 of this TSA.

2.18 “Transition Term” has the meaning set forth in Section 5.1 of this TSA.

Other terms are used as defined elsewhere herein.

SECTION 3. Services Provided.

3.1 Agreement to Provide Services. Pursuant to the terms and conditions of this TSA and the applicable Service Schedules, Service Provider will, or will cause one or more of its Affiliates to, provide the Services described in each Service Schedule and the Other Services to Service Recipient. Unless otherwise agreed by the Parties in a Service Schedule, Service Provider shall not be required to provide any Service in a location other than where such Service was performed prior to the Closing. Neither Service Provider nor any of its Affiliates will be required to render any Services in a particular location that would necessitate that Service Provider or any of its Affiliates qualify to do business in any location or jurisdiction other than the current locations and jurisdictions where Service Provider or any such Affiliate, as applicable, does business as of the Effective Date. Service Recipient agrees that the Services are for the sole use and benefit of the Service Recipient, its parent entity and its Affiliates, in each case, solely with respect to the Communications Business sold at Closing. Service Recipient shall not resell any of the Services to any Person whatsoever and shall not permit the receipt or use of the Services by any Person other than for the conduct of the Communications Business in the ordinary course consistent with past practice. For the avoidance of doubt, except (i) as set forth in a Service Schedule executed by each Party and (ii) with respect to Other Services, neither Service Provider nor any of its Affiliates shall be obligated to provide any other services to Service Recipient or any of its Affiliates.

3.2 Points of Contact; Disputes.

3.2.1 Points of Contact. With respect to the Services on a Service Schedule, each of Service Provider and Service Recipient has named a point of contact on such Service Schedule, and with respect to each Other Service, each of Service Provider and Service Recipient shall name a point of contact prior to the provision such Other Service. Such points of contact shall be the initial points of contact with respect to any matters with respect to the day-to-day provision of such Services, including attempting to resolve any issues that may arise during the performance of such Services. Any reference in this TSA to the co-operation of the Parties, or the use of good faith efforts to negotiate between the Parties or any other contact or communication between the Parties, shall be deemed to be an obligation of such points of contact on behalf of the Parties and for communication to be, in the first instance, between the respective points of contact of Service Provider and Service Recipient and, if requested by a Party, the applicable functional leaders of each Party shall participate in such negotiation (e.g., if the Services subject to the Dispute concern IT, then the functional heads of the Parties for such IT services shall participate). If the points of contacts are not able to resolve a dispute within ten (10) Business Days (or such longer period as the points of contact may mutually agree), the terms in Section 3.2.2 shall apply. The points of contact may, by mutual agreement, delegate authority to other Service Provider and Service Recipient personnel to act as initial points of contact with respect to certain Services or categories of Services as appropriate.

3.2.2 Disputes. In the event of any material dispute between the Parties relating to the Services or this TSA that is not resolved by the Parties’ respective points of contact pursuant to Section 3.2.1, the points of contact may escalate the dispute to senior management of the Parties, which for Service Provider shall initially be Monti Ackerman for Fluke Networks and Jan Erik Barkenaes for Tektronix, depending on which party is the most applicable party with respect to the Dispute, and for Service Recipient shall initially be Michael Szabados, COO. Within five (5) Business Days of the receipt by a Party of a notice from the other Party of the existence of a Dispute (the “Dispute Notice”), the receiving Party shall submit a written response to the other Party (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include (i) a statement of the disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 3.2.2. Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted to arbitration in accordance with Section 12.5.2. Each Party agrees that it will, unless otherwise directed or if rendered impracticable by the other Party, continue performing its other undisputed obligations under this TSA while any dispute is being resolved until the Expiry Date or the earlier termination of this TSA pursuant to Section 5.

SECTION 4. Compensation.

4.1 Compensation for Services. Subject to the terms and conditions in this TSA, the compensation to be paid by Service Recipient to Service Provider for (i) each Service set forth in a Service Schedule during the Transition Term and (ii) each Other

Service during the Transition Term shall equal the Cost set forth in the applicable Service Schedule with respect to such Service or Other Service. Except as otherwise set forth in a Service Schedule, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, the Services will be deemed provided for a full month for purposes of determining the fees under this TSA.

4.2 Out-of-Pocket Costs and Expenses. Unless otherwise set forth on a Service Schedule, the prices for the Services set forth in the Service Schedules as of the Effective Date are exclusive of (a) any expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Service Provider’s or its Affiliates’ personnel in connection with performing the Services, (b) all third party consultant and service provider fees incurred in connection with the Services and (c) any other incremental out-of-pocket, third party costs for assets or services acquired to provide the Services, and all of the foregoing shall be charged by Service Provider to Service Recipient on a straight pass-through basis. For the avoidance of doubt, with respect to any costs and expenses described (i) in the foregoing clause (a), such costs and expenses shall be consistent with Service Provider’s general approach with respect to such types of costs and expenses and (ii) in the foregoing clauses (b) and (c), such costs and expenses shall be consistent with Service Provider’s general approach with respect to fees and payments to third parties or approved in advance if over $100,000.00 on an annualized basis for any particular Service.

4.2.1 The prices set forth in the Service Schedules are exclusive of taxes. Service Recipient will pay and be liable for any and all sales, service, value added, or similar taxes imposed on, sustained, incurred, levied and measured by: (a) the cost, value or price of Services provided by Service Provider under this TSA; or (b) Service Provider’s cost in acquiring property or services used or consumed by Service Provider in providing Services under this TSA (collectively, the “Sales and Service Taxes”). Such Sales and Service Taxes will be payable by Service Recipient to Service Provider in accordance with Section 4.3 or as otherwise mutually agreed in writing by the Parties and under the terms of the applicable law that govern the relevant Sales and Service Taxes.

4.2.2 Each of Service Provider and Service Recipient shall pay and be responsible for all other taxes applicable to each of them, including taxes based on their own respective income or profits or assets.

4.2.3 Payments for Services or other amounts under this TSA shall be made net of any required withholding taxes. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of withholding applies or Service Provider is exempt from withholding, then Service Provider will notify Service Recipient and Service Recipient will apply such reduced rate of withholding or no withholding at such time as Service Provider provides Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed), including rulings or certificates from, or other correspondence with taxing authorities and tax opinions rendered by qualified persons, to the extent reasonably requested by Service Recipient. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of taxes withheld and paid over to a taxing authority; provided, however, that (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, assist Service Provider in Service Provider’s pursuit of such refund of taxes, and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

4.2.4 Each of Service Provider and Service Recipient shall promptly notify the other of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes or withholding taxes payable under this TSA, and shall provide the other with such information as reasonably requested from time to time, and shall fully cooperate with the Service Provider or Service Recipient, as applicable, in connection with: (a) the reporting of any Sales and Service Taxes or withholding taxes payable pursuant to this TSA; (b) any audit relating to Sales and Service Taxes or withholding taxes pursuant to this TSA; and (c) any assessment, refund, claim or proceeding relating to such Sales and Service Taxes or withholding taxes.

4.3 Terms of Payment. Service Provider will invoice Service Recipient for each Service at the prices and rates set forth in the applicable Service Schedule (or with respect to Other Services, based on the applicable Cost) monthly in advance on or after the first day of each calendar month after Closing for the monthly fees due for such month or on such other invoicing schedule as is set forth in a Service Schedule (or mutually agreed by the Parties in writing with respect to any Other Service). Service Provider shall also provide invoices to Service Recipient at the end of each calendar month after Closing in arrears for amounts, such as Sales and Service Taxes and/or other costs and expenses accrued or incurred in such month, that are payable in addition to the prices for the Services. Payment in full shall be made by Service Recipient by wire transfer in immediately available funds (or such other means as the Parties may mutually agree in writing) within thirty (30) days after receipt of an invoice submitted in good faith. Amounts not being paid on or before the date required to be paid hereunder shall constitute a material breach of this TSA and shall accrue interest at an annual rate of one month LIBOR plus sixty basis points (or the maximum legal rate, whichever is lower), prorated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment. In addition, Service Provider may suspend performance of the particular Service in the event that Service Recipient fails to timely pay all amounts in an invoice submitted in good faith within twenty (20) days after notice of non-payment from Service Provider, such notice to be provided to Service Recipient senior management set forth in Section 3.2.2. All amounts due for Services rendered pursuant to this TSA shall be billed and paid in United States dollars or the applicable currency for such Services set forth on the applicable Service Schedule hereto (or as mutually agreed by the Parties in writing with respect to any Other Service).

4.4 Audit. The Service Recipient shall have the right to audit Service Provider’s accounting records relating to the Services rendered hereunder. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors to comply with applicable law for a period of not less than seven (7) years from the close of each fiscal year of the Service Recipient during which Services were provided.

SECTION 5. Term and Termination.

5.1 Term for Services Provided. Unless a shorter period is otherwise set forth in a Service Schedule (or is mutually agreed by the Parties in writing with respect to any Other Service), Service Provider (or its Affiliates) shall provide each of the Services for a period commencing immediately after the Effective Time on the Effective Date through June 30, 2016 (the “Transition Term”). For the avoidance of doubt, in no event will Service Provider or any of its Affiliates be required to provide a Service (a) beyond the shorter specified term for such Service if the applicable Service Schedule provides for a term for such Service that is shorter than the Transition Term (or the shorter specified term for any Other Service if the Parties have mutually agreed in writing on a term for such Other Service that is shorter than the Transition Term), or (b) if there is no such shorter term specified or agreed, as applicable, beyond the Transition Term. The Parties acknowledge and agree that it is their objective to have all Services and all related transition activities completed as soon as possible, with the stated goal of accelerating transition activities, where practical.

5.2 Term of TSA. Except as expressly provided otherwise in this Section 5 or elsewhere in this TSA or Service Schedule, the term of this TSA (the “Term”) shall be for a period commencing at the Effective Time and ending at 11:59 p.m. Eastern Time on June 30, 2016 (the “Expiry Date”). Notwithstanding anything to the contrary in this TSA, or the Service Schedules, in no event shall Service Provider have any obligation to provide any Services beyond June 30, 2016, provided however, Service Recipient may with thirty (30) days prior written notice, request an extension of any Service Term. Any such request for extension of the Service Term will be considered in good faith without unreasonable delay, and shall be subject to mutual written agreement by the Parties.

5.3 Termination of Individual Services by Service Recipient for Convenience. Service Recipient may, at any time after the Effective Date, terminate any individual Service provided under this TSA on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall not be later than the end of the applicable Transition Term or earlier than thirty (30) days after Service Provider’s receipt of such notice of termination (or such shorter notice period as set forth in a Service Schedule or mutually agreed by the Parties in writing with respect to any Other Service), unless Service Provider otherwise agrees in writing. Notwithstanding the foregoing, Service Recipient shall not be able to terminate any individual Service if any non-terminated Services are reasonably dependent upon the provision of the Services that Service Recipient is seeking to terminate. Once Service Recipient has terminated any of the Services, Service Recipient shall not be permitted to request such Services be resumed pursuant to this TSA.

5.4 Termination of Agreement. This TSA shall terminate on the earliest to occur of: (a) the Expiry Date; (b) the date on which the provision of all Services have been completed or terminated or been canceled pursuant to Section 5.3; and (c) the date on which this TSA is terminated pursuant to Section 5.5.

5.5 Termination for Cause. If either Party materially breaches any of its obligations under this TSA and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this TSA, in whole or in part (with respect to the Services to which the breach relates), immediately by providing written notice of termination to the Party in breach. Notwithstanding the foregoing, if Service Recipient fails to pay all amounts in an invoice submitted in good faith for Services provided hereunder when due, and Service Recipient fails to cure its failure to pay such amounts within twenty (20) days of receipt of written notice to Service Recipient senior manager set forth in Section 3.2.2 thereof from Service Provider, Service Provider may suspend performance in accordance with Section 4.3 or may terminate the particular Service provided that amounts disputed in good faith will be subject to the dispute resolution set out in Section 3.2 and any payment of amounts so disputed will not prejudice the rights of the Service Recipient pursuant thereto.

5.6 Further, this TSA may be terminated, effective immediately upon written notice, by Service Provider, on the one hand, or by Service Recipient, on the other hand, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

5.7 Effect of Termination; Survival. In the event of the expiration or any termination of this TSA, Service Provider shall be entitled to all amounts due for the provision of Services rendered prior to the date of termination and such amounts will be determined in accordance with the prices set forth in the applicable Service Schedule(s) (or with respect to Other Services, based on the applicable Cost) and will be paid by Service Recipient in accordance with the terms in this TSA. The following Sections shall survive the termination or expiration of this TSA: Section 1 and Section 2 (in each case as necessary to interpret any surviving provision hereunder), Section 4 (solely with respect to amounts accrued prior to the termination or expiration of this TSA), this Section 5.7, Section 6.8, Section 6.10, Section 6.13, Section 8.2, Section 9, Section 10, Section 11, and Section 12.

SECTION 6. Certain Covenants.

6.1 Standard of Care. Service Provider shall perform, or cause to be performed, the Services under this TSA in compliance with all applicable laws, government rules or regulations or applicable permits or licenses and at substantially the same levels as those Services (or similar services) were provided by Service Provider or its Affiliates prior to the Closing including, without limitation, with respect to quality and timeliness of such Services, but in no event earlier or better than Service Recipient requires. Unless otherwise specified in a Service Schedule or otherwise mutually agreed by the

Parties in writing, Services will be performed during Service Provider’s or its Affiliates’ normal business hours in the time zone(s) where Services are to be performed (consistent with past practices) which, for the avoidance of doubt, may include, on-call availability, 24x7 for information technology support, longer hours for month or quarter end financial matters and other similar practices, to the extent consistent with the practices of Service Provider with respect to the Communications Business prior to the Expiry Date. Service Recipient acknowledges that Service Provider is not in the business of providing the Services (or services similar to the Services) and is providing the Services to Service Recipient solely for the purpose of facilitating the transition of the operation of the Communications Business from Service Provider to Service Recipient.

6.2 No Violation of Laws. Neither Service Provider nor its Affiliates (nor third party service providers) shall be required to provide all or any part of any particular Service or Services to the extent (and only to the extent) that providing such Service or Services would require Service Provider or its Affiliates to violate any applicable laws, governmental rules or regulations or any applicable permits or licenses.

6.3 Cooperation. It is understood that it will require significant efforts of all Parties to implement this TSA and to ensure performance hereunder at the agreed upon level and on the agreed upon timeframe (subject to all the terms and conditions of this TSA). The Parties will cooperate (acting in good faith) to effect a smooth and orderly transition of the performance of the Services provided hereunder from Service Provider and its Affiliates to Service Recipient and/or its Affiliates. Such cooperation shall include the provision of such reasonable access to each Party to the other Party’s personnel and records as shall be reasonably necessary to facilitate the transition of the Services, including but not limited to reasonable administrative support and general assistance with knowledge transfer from Service Provider and at the Service Recipient’s cost (or if such conduct or activity is included in a Service, then at the cost set forth therefor in the Service Schedule). In addition, Service Recipient and its Affiliates shall not take any action (or fail to take any action) that would interfere with the ability of Service Provider or its Affiliates to provide the Services or that would materially increase the cost therefor (without an undertaking by the Service Recipient to cover the cost of such increase plus the applicable markup). To the extent a failure of Service Recipient to act in accordance with this Section prevents or materially inhibits the provision of a Service hereunder, and not resolved by the Parties’ respective points of contact pursuant to Section 3.2.1, Service Provider or its Affiliates shall be relieved of its obligation to provide such Service to the extent affected until the failure has ceased.

6.4 Means of Providing Services.

6.4.1 Subject to Section 6.1 and Section 6.5 and its obligation to perform the Services in accordance with the terms of this TSA and the Service Schedule, Service Provider shall determine the means and resources used to provide the Services. Without limiting the foregoing, Service Provider or its Affiliates may elect to modify or replace at any time (a) its policies and procedures, (b) any Affiliates and/or third parties that provide any Services, (c) the location from which any Service is provided, or (d) the intellectual property rights, information technology, products and services used to provide the Services; provided that, in each case, any such modification or replacement shall not adversely affect the Services, or the quality thereof, in any material respect.

6.4.2 Service Recipient acknowledges that Service Provider may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, Affiliates and to third parties, and the provision of such similar services, in and of itself, shall in no way be deemed to be a breach of Service Provider’s obligations hereunder.

6.4.3 Subject to Section 6.1 and any limitations with respect to outages specified in any Service Schedule (or mutually agreed by the Parties in writing with respect to any Other Service), Service Provider or its Affiliates may suspend the provision of the Services (or any part thereof), from time to time, to enable the performance of routine or emergency maintenance to the assets used in connection with the provision of the Services that are required to provide the Services; provided that (a) Service Provider shall use commercially reasonable efforts to perform any such routine maintenance outside of the normal business hours of Service Recipient and in accordance with the terms of the applicable Service Schedule (or mutually agreed by the Parties in writing with respect to any Other Service), (b) Service Provider shall provide Service Recipient with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable, and (c) Service Provider shall use commercially reasonable efforts to carry out the applicable maintenance and resume the provision of the applicable Services as soon as reasonably practicable.

6.5 Authorized Service Providers. Except as otherwise specified in a Service Schedule with respect to the Services under such Service Schedule (or mutually agreed by the Parties in writing with respect to any Other Service), Service Provider or any of its Affiliates may, as it deems necessary or appropriate in providing the Services, (a) use the personnel of Service Provider or its Affiliates (it being understood that such personnel can perform the Services on behalf of Service Provider or its Affiliates on a full-time or part-time basis, as reasonably determined by Service Provider or its Affiliates in accordance with the obligations under this TSA relating to the provision of the Services), (b) employ the services of third parties who are in the business of providing such Services, provided that Service Provider’s use of a third party to perform the Services does not relieve Service Provider of its obligations pursuant to this TSA including, without limitation, with respect to (i) standard of care and (ii) maintenance of uninterrupted provision of Services as provided for hereunder, even during any transition of Services from Service Provider to such third party or (c) require the assignee or transferee of Service Provider or its Affiliates of the relevant personnel or assets pursuant to Section 12.8 to provide the applicable Services; provided, that Service Provider’s use of a third party to perform the Services does not relieve Service Provider of its obligations pursuant to this TSA. In performing the Services, employees and representatives of Service Provider and its Affiliates shall, as between the Parties, be under the direction, control and supervision of Service Provider or its Affiliates (and not Service Recipient) and, as between the Parties, Service Provider or its Affiliates shall have the sole right and obligation to exercise all authority and control with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Service Recipient acknowledges and agrees that, except as set forth on the Service

Schedules, it has no right hereunder to require that Service Provider or its Affiliates perform the Services hereunder with specifically identified employees or third parties and that the assignment of employees or third parties to perform such Services shall be determined in the sole discretion of Service Provider; provided, that if Service Provider intends to transition performance of a Service to a third party that is being performed by its or its Subsidiaries’ employees, Service Provider shall provide Service Recipient ten (10) Business Days’ prior written notice of such transition.

6.6 Relationship of the Parties. Nothing contained in this TSA shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind among or between the Parties, each Party being individually responsible only for its obligations as set forth in this TSA. Service Provider and its Affiliates shall provide the Services hereunder in the capacity of an independent contractor and not as an employee, agent or joint venture counterparty of Service Recipient. Without limiting the foregoing, (a) Service Recipient shall not have any power or authority to bind Service Provider to any contract, undertaking or other engagement with any third party and (b) Service Provider shall not have any power or authority to bind Service Recipient to any contract, undertaking or other engagement with any third party.

6.7 Treatment of Employees.

6.7.1 Except as set forth in any Service Schedule, the Employee Matters Agreement or any other Transaction Document, employees of Service Recipient involved in the receipt of the Services shall remain as the employees of Service Recipient, and Service Recipient shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.7.2 Except as set forth in the Employee Matters Agreement or any other Transaction Document, employees of Service Provider and its Affiliates involved in the provision and administration of the Services shall remain as the employees of Service Provider and its Affiliates, and Service Provider and its Affiliates shall be solely responsible for the payment and provision of all wages, bonuses, severance, workers’ compensation insurance, unemployment insurance, employment taxes, commissions and employee benefit plans, programs or arrangements relating to such employees.

6.8 No Violation of Third Party Agreements. If Service Provider reasonably believes that the provision of any Services will result in a violation of any third party agreement or that a third party’s consent, authorization or approval is necessary to provide the Services, then Service Provider will notify Service Recipient and the Parties shall cooperate in good faith to procure for Service Recipient, at Service Recipient’s cost and expense, any applicable licenses, enter into any appropriate agreement or obtain the necessary consent, authorization or approval in order to allow the Services to be provided in accordance with the terms set forth herein. All costs incurred as a result of the cooperation of the Parties pursuant to the immediately preceding sentence shall be borne by Service Recipient.

6.9 Information Provided by Service Recipient. Service Recipient will provide (or will cause to be provided) to Service Provider complete and accurate data and information to the extent available to the Service Recipient and to the extent necessary for Service Provider or its Affiliates to provide the Services. Service Provider and its Affiliates may rely on the completeness and accuracy of such data and information in connection with the provision of the Services to Service Recipient. Neither Service Provider nor its Affiliates will be liable or responsible for any failure to provide a Service in compliance with this TSA as a result of such data or information provided by Service Recipient being incomplete or inaccurate and Service Recipient will be responsible and liable therefor.

6.10 No License. Without limiting any rights granted under the Distribution Agreement (or any ancillary agreement thereunder including, without limitation, the IP License Agreement), Service Provider and its Affiliates are not granting, and nothing hereunder shall be deemed to grant, any license under any intellectual property or proprietary rights of Service Provider and its Affiliates, and Service Provider and its Affiliates shall retain all right, title and interest in and to all such intellectual property and proprietary rights.

6.11 Import/Export.

6.11.1 For the purposes of this Section 6.11 (i) the Tektronix Texas LLC, VSS Monitoring, Inc., and Newfield Wireless, Inc., Inbet Technologies, International, Inc., and NSRS Comms Ireland Limited portions of the Business shall be referred to as the “TekComms Business”, (ii) Arbor Networks, Inc. portions of the Business shall be referred to as the “Arbor Business”, and (iii) the Air Magnet, Inc., and Clearsight Networks, Inc. portions of the Business shall be referred to as the “FNET Business.”

6.11.2 With respect to all transactions of the Arbor Business and TekComms Business for which Service Provider will provide Services pursuant to this TSA, Service Recipient shall be solely responsible for compliance with all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, Bureau of Industry and Security, and the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State, Directorate of Defense Trade Controls. For all such transactions resulting in the export of goods, technology, or software from the United States, Service Recipient shall act as United States Principal Party in Interest under the EAR (15 C.F.R. Part 758) and the Foreign Trade Regulations (15 C.F.R Section 30.3). Service Recipient and Service Provider shall use commercially reasonable means to supply each other on a timely basis with documentation required to complete the export and/or importation process. Any performance obligation arising under this TSA is contingent upon the prior receipt by Service Recipient and/or its Affiliates of all necessary government authorizations, and Service Provider shall not be liable for any breach, non-performance, or delay in performance resulting from the failure by Service Recipient or its Affiliates to obtain any such authorization. Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable out-of-pocket expenses actually incurred by Service

Provider for responding to any government-initiated audit related to export and/or import transactions of the Arbor Business and TekComms Business for which Service Provider provides Services under this TSA. Also notwithstanding the terms of Section 10 of this TSA, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of export and/or import-related laws and regulations applicable to transactions of the Arbor Business and TekComms Business for which Service Provider will provide Services under this TSA, except for violations caused by any deliberate and willful acts or omissions of Service Provider.

6.11.3 With respect to all transactions of the FNET Business for which Service Provider will provide Services pursuant to this TSA resulting in the export of goods, technology, or software from the United States, Service Provider’s appropriate subsidiary shall act as United States Principal Party in Interest under part 758 of the EAR (15 C.F.R. Part 758) and the Foreign Trade Regulations (15 C.F.R Section 30.3) and shall obtain all necessary government authorization and licenses for such export. Service Recipient and Service Provider shall use commercially reasonable means to supply each other on a timely basis with documentation required to complete the export and/or importation process, including without limitation any information needed to obtain necessary export licenses and to submit commodity jurisdiction determination and commodity classification requests. Any performance obligation arising under this TSA is contingent upon the prior receipt by Service Provider and/or its Affiliates of all necessary government authorizations required for performance contemplated hereunder, and Service Provider shall not be liable for any breach, non-performance, or delay in performance resulting from the failure by Service Provider or its Affiliates to obtain any such authorization. Notwithstanding the terms of Section 10 of this TSA, Service Recipient agrees to reimburse Service Provider for reasonable out-of-pocket expenses actually incurred by Service Provider for responding to any government-initiated audit related to export and/or import transactions of the FNET Business for which Service Provider provides Services under this TSA. Also, notwithstanding the terms of Section 10 of this TSA, Service Recipient shall be liable for any surcharges, penalties or damages assessed or incurred for violations of export and/or import-related laws and regulations applicable to transactions of the FNET Business for which Service Provider will provide Services under this TSA, except for violations caused by any deliberate and willful acts or omissions of Service Provider.

6.11.4 Notwithstanding the foregoing, Service Provider shall not be required to undertake or perform any obligation set forth in Section 6.11.2 and Section 6.11.3 if Service Provider (or one of its Affiliates) did not undertake or perform the applicable activity prior to Closing and Service Provider shall not be responsible for undertaking or performing any such obligation to a greater degree and extent than, or for incurring any expenses in connection therewith greater than, that undertaken, performed or incurred prior to Closing.

6.12 Transition Planning. Service Recipient shall, as soon as reasonably practicable following the Effective Date, and no later than September 30, 2015, provide in writing to Service Provider a draft transition plan with respect to transfer or termination of the Services (the “Cutover Plan”), which Cutover Plan shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from Service Provider in connection with such transfer or termination. Service Provider will review and comment on the Cutover Plan and the Parties shall reasonably cooperate with each other to create a final Cutover Plan. The Cutover Plan shall provide for a completion date that is no later than the Expiry Date. Without limiting the obligations of the Service Provider under an applicable Service Schedule, during the applicable Transition Term, the Service Provider shall reasonably cooperate with and offer such commercially reasonable assistance to the Service Recipient at Service Recipient’s Cost as set forth therefor in the Service Schedule (or if not set forth in the Service Schedule, then at Service Recipient’s cost), as is necessary to implement the Service Recipient’s final Cutover Plan and the transfer of responsibility for the provision of the Services to Service Recipient or a new provider.

6.13 Ownership of Business Data. For the purposes of this TSA, the term “Business Data” shall mean any and all business, accounting, personnel and customer-related data or other similar records, data and information, in each case, to the extent exclusively related to the business of Service Recipient that is generated, collected or serviced in connection with the Services (including without limitation, data that is associated with the services set forth on a Service Schedule). The Parties hereby agree that any and all such Business Data shall be owned exclusively by the Service Recipient and Service Provider (on its own behalf and on behalf of each of its Affiliates who may provide Services hereunder) hereby assigns and agrees to assign (and shall cause each Affiliate who provides Services hereunder) to Service Recipient all Intellectual Property Rights in such Business Data. Service Provider and its Affiliates shall not make any use of Business Data for any reason other than to provide Services hereunder or as required by law.

SECTION 7. Force Majeure.

Except for the obligation to pay for Services already provided, neither Party nor any of their respective Affiliates (nor any Person acting on its or their behalf) shall bear any responsibility or liability for any Losses arising out of any delay, inability to perform or interruption of its performance of obligations under this TSA due to any acts or omissions of such Party or its Affiliates (or any Person acting on its or their behalf) or for events beyond the reasonable control of such Party (hereinafter referred to as a “Force Majeure Event”), including acts of God, acts of governmental authority, acts of the public enemy or due to terrorism, war, riot, flood, civil commotion, insurrection, strike or labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, systemic malfunctions of equipment or software programs or any other cause beyond the reasonable control of Service Provider or its Affiliates or its or their third party service providers whose performance is affected by the Force Majeure Event. In such event, the obligations hereunder of such Party in providing the impacted Service or performing its obligations under this TSA shall be suspended for such time as its performance is suspended or delayed on account thereof but only to the extent that the Force Majeure Event prevents such Party or its Affiliates from performing its duties and obligations hereunder. During the duration of the Force Majeure Event, such Party shall use all commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use all commercially reasonable efforts to resume its performance under this TSA with the least practicable delay. A Force Majeure Event shall not toll or otherwise extend the Transition Term. Service Recipient shall not be obligated to pay Service Provider for Services with respect to the period when Service Provider is not providing such Services due to a Force Majeure Event and Service Recipient waives all claims for damages related thereto.

SECTION 8. Representations and Warranties.

8.1 Authorization. Each Party represents and warrants that (a) it has the requisite power and authority to execute and deliver this TSA and to perform the transactions contemplated hereby, (b) all corporate or limited liability company, as the case may be, action on the part of such Party necessary to approve or to authorize the execution and delivery of this TSA and the performance of the transactions contemplated hereby to be performed by it has been duly taken, and (c) this TSA is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications.

8.2 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) (A) ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED “AS IS,” (B) ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF, AND RELIANCE UPON, THE SERVICES, AND (C) ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES OR ANY FACILITIES, RESOURCES, OR ITEMS TO BE DELIVERED OR PROVIDED TO SERVICE RECIPIENT OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS THE SAME.

SECTION 9. Indemnification.

9.1 Service Recipient Indemnification Obligation. Service Recipient shall defend, indemnify and hold harmless Service Provider and its Affiliates, and its and their respective shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid arising from or relating to breach by Service Recipient of its obligations under this TSA. If Service Recipient receives notice or knowledge of a claim as described in this Section 9, it shall promptly notify Service Provider in writing and give Service Provider all necessary information and assistance, and the exclusive authority to evaluate and settle such claim.

9.2 Service Provider Indemnification Obligation. Service Provider shall defend, indemnify and hold harmless Service Recipient and its shareholders, directors, partners, officers, employees and agents, against any and all Losses suffered, sustained, incurred or paid (including from any third-party claims) to the extent arising from breach by Service Provider of its obligations under this TSA.

SECTION 10. Limitations on Liability.

10.1 EXCLUSION OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TSA, EXCEPT IN THE CASE OF GROSS

NEGLIGENCE OR WILLFUL MISCONDUCT, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS TSA OR THE PERFORMANCE OR BREACH HEREOF, WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY AND WHETHER OR NOT THE PARTY WAS AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 SERVICE PROVIDER LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SERVICE PROVIDER SHALL NOT HAVE ANY LIABILITY TO SERVICE RECIPIENT OR ANY AFFILIATE OF SERVICE RECIPIENT IN CONNECTION WITH, OR AS A RESULT OF, ANY ACTIONS, OMISSIONS, OR BREACHES OF SUCH SERVICE PROVIDER OR ITS AFFILIATES (OR THIRD PARTY SERVICE PROVIDERS) WITH RESPECT TO THIS TSA, INCLUDING THE PROVISION OF THE SERVICES, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, EXCEPT TO THE EXTENT SERVICE RECIPIENT INCURS ANY LOSSES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SERVICE PROVIDER, AND SERVICE RECIPIENT ACKNOWLEDGES AND AGREES THAT IN SUCH CASE THE INDEMNIFICATION OBLIGATION SET FORTH IN SECTION 9.2 SHALL BE SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY. SUBJECT TO APPLICABLE LAW AND WITHOUT LIMITING THE FOREGOING, SERVICE PROVIDER’S SOLE LIABILITY, AND SERVICE RECIPIENT’S SOLE AND EXCLUSIVE REMEDY, IN CONNECTION WITH ANY CLAIM UNDER THIS AGREEMENT SHALL BE RECOVERY OF ANY FEES PAID BY SERVICE RECIPIENT FOR THE SERVICES PROVIDED HEREUNDER. WITHOUT LIMITING THE FOREGOING, IN NO EVENT WILL THE TOTAL, CUMULATIVE, AGGREGATE LIABILITY OF SERVICE PROVIDER, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, MISREPRESENTATION, EQUITY OR OTHERWISE, EXCEED THE AMOUNTS PAID BY SERVICE RECIPIENT TO SERVICE PROVIDER FOR THE SERVICES PROVIDED DURING THE TERM OF THIS TSA.

SECTION 11. Confidentiality.

11.1 Duty of Confidentiality. With respect to any non-public information disclosed by a Party (or its Affiliates or representatives) (the “Disclosing Party”) to the other Party (or its Affiliates or representatives) (the “Receiving Party”) for the purpose of this TSA or otherwise accessible to such Receiving Party during the performance hereunder which non-public information is either marked or otherwise identified as confidential or proprietary or would reasonably be considered confidential or proprietary in light of the nature of the information (collectively, the “Confidential Information”), the Receiving Party agrees that (i) it will keep such Confidential Information confidential, using at least the same degree of care used to protect its own confidential or proprietary information, but not less than reasonable care, to prevent the disclosure or accessibility to others of the Disclosing Party’s Confidential Information and (ii) it will use the Disclosing Party’s Confidential Information only for the purpose of performing its obligations under this TSA. The Receiving Party shall limit dissemination of and access to the Disclosing Party’s Confidential Information to only such of its Affiliates, advisers, employees, agents or contactors (including, in the case of Service Provider, any third party engaged to provide the Services hereunder) or consultants who have a need to know for the purpose of this TSA, provided that any third party to which Confidential Information is provided by a Receiving Party is subject to confidentiality obligations with respect to such Confidential Information at least as protective as the obligations set forth herein.

11.2 Exclusions. Specifically excluded from the foregoing obligations is any and all information that the Receiving Party can show: (a) is already known to the Receiving Party at the time of disclosure and is not subject to a confidentiality obligation (other than any information that is transferred to Service Recipient as an asset under the Distribution Agreement) or thereafter is independently developed by the Receiving Party without breach of this TSA; (b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the Receiving Party of its obligations under this TSA; or (c) is received from a third party without breach of this TSA or a confidentiality obligation to the Disclosing Party known to the Receiving Party.

11.3 Required Disclosures. If, upon advice of counsel, any Disclosing Party’s Confidential Information is required to be disclosed by law, regulation and/or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the Confidential Information required to be disclosed.

11.4 Destruction of Confidential Information. Upon the termination or expiration of this TSA, other than as required by applicable law, each Party, as a Receiving Party, shall destroy the Confidential Information of the Disclosing Party in such Receiving Party’s possession and provide a written certification of destruction with respect thereto to such Disclosing Party.

SECTION 12. Miscellaneous.

12.1 Notices. Any notice provided or permitted to be given to a Party under this TSA must be in writing, and may be served by depositing same in the U.S. mail, addressed to the Person to be notified, postage prepaid, and registered or certified, with a return receipt requested, reputable courier with tracking capabilities, facsimile, or electronic mail. Notice given by U.S. mail or courier shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice given by facsimile or electronic mail shall be deemed given and effective as of the time of actual delivery thereof to the addressees. For purposes of the giving of notice, Service Provider and Service Recipient shall be notified at the addresses listed below unless otherwise set forth herein:

If to Service Recipient:

Potomac Holding LLC
c/o NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Email Anil.Singhal@netscout.com
Facsimile	(978) 614-4004

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Facsimile:	(617) 937-2400
Attention:	Miguel J. Vega
E-mail:	mvega@cooley.com

If to Service Provider:

Danaher Corporation
Attn:	Attila Bodi and Paul Hodgdon
Email:	attila.bodi@danaher.com
paul.hodgdon@danaher.com
Facsimile:	(202) 419-7676
Attn:	Jonathan Schwarz and Jay Mackerer
Email:	jonathan.schwarz@danaher.com
james.mackerer@danaher.com
Facsimile:	(202) 419-7668

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile:	(212) 735-2000
Attention:	Joseph A. Coco
Thomas W. Greenberg
E-mail:	joseph.coco@skadden.com
thomas.greenberg@skadden.com

Any Party may change its respective address for notice by the giving of notice of such change in the manner provided above.

12.2 Entire Agreement. Except for those matters provided for in the Distribution Agreement or the other agreements contemplated therein, this TSA sets forth the entire agreement of the Parties with respect to its subject matter. This TSA shall not be modified or amended except by written instrument executed by each Party. The Service Schedules to this TSA shall be deemed incorporated in this TSA and shall form a part of it.

12.3 Waiver. The failure of a Party to insist upon strict performance of any provision of this TSA shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

12.4 Severability. If any of the terms and conditions of this TSA are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this TSA, such contravention or invalidity shall not invalidate the entire TSA. Instead, this TSA shall be construed as if it did not contain the particular provision or provisions held to be invalid, and equitable adjustment shall be made and necessary provisions added so as to give effect to the intention of the Parties as expressed in this TSA at the time of the execution of this TSA and of any amendments to this TSA.

12.5 Governing Law; Forum.

12.5.1 This TSA shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.5.2 Any Dispute relating to this TSA or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Section 12.5.2, shall on the demand of any Party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures. The Parties shall have ten (10) days from commencement of the arbitration in accordance with the Rules to agree on a single arbitrator. Failing timely agreement, the arbitrator shall be selected by JAMS. The place of arbitration shall be New York, New York. There shall be no discovery in the arbitration and the Parties shall only be required to produce in advance of the hearing on the merits any documents which they plan to introduce in evidence at the hearing. Except as otherwise expressly provided in this TSA, the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction. Notwithstanding the foregoing, either party may seek relief in the form of specific performance to enforce performance due hereunder of the Parties from and after the date hereof in connection with any non-performance, of any term, provision, covenant, or agreement contained herein and, along with the right to seek injunctive relief.

12.6 Construction. Unless otherwise indicated to the contrary in this TSA by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this TSA as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) the word “including” (and its correlatives) means “including without limitation”; and (d) all statements of or references to dollar amounts in this TSA are to the lawful currency of the United States of America. The Parties have participated jointly in the negotiation and drafting of this TSA. In the event an ambiguity or question of intent arises, this TSA shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this TSA. The Parties agree that any language from prior drafts of this TSA, to the extent not included in the definitive version of this TSA executed by the Parties hereto, shall not be deemed to reflect the intention of any Party hereto with respect to the transactions contemplated hereby.

12.7 Counterpart Execution. This TSA may be executed in counterparts with the same effect as if the Parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that the Parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any Party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

12.8 Successors and Assigns. This TSA shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. No Party to this TSA may assign any of its rights and obligations under this TSA without the prior written consent of the other Party hereto; provided, however, that (a) Service Provider may freely assign this TSA, in whole or in part, and its rights and obligations hereunder (x) to an Affiliate of Service Provider or (y) in connection with a sale or restructuring of any of its businesses or assets and (b) a Party may assign this TSA in whole in connection with a merger transaction in which such Party is not the surviving entity including, without limitation, in Merger Two.

12.9 No Third Party Rights. The provisions of this TSA are intended to bind the Parties to each other and are not intended and do not create rights or obligations in any other Person, including any employee of the Communications Business, the Service Recipient or Service Provider, and no Person is intended to be or is a third party beneficiary of any of the provisions of this TSA. Notwithstanding the foregoing, the Persons that are indemnified pursuant to Section 9 shall be third party beneficiaries for purposes of Section 9.

12.10 Ancillary Agreement. The Parties hereby acknowledge and agree that nothing in this TSA (including any breach hereof) shall affect any obligation of any Party under the Merger Agreement, the Distribution Agreement or the other Ancillary Agreements.

12.11 Guarantee by NetScout. NetScout unconditionally guarantees to Service Provider the due and punctual performance of the obligations of the Service Recipient under this TSA. This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any other act or event which might otherwise operate as a legal or equitable discharge of NetScout. NetScout waives all special suretyship defenses and notice requirements.

[SIGNATURE PAGES FOLLOW]

WITNESS WHEREOF, the duly authorized officers or representatives of the Parties hereto have duly executed this TSA as of the date first written above.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Executive VP & CFO
Title:

POTOMAC HOLDING LLC

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	CFO & Chief Accounting Officer

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name:	Anil K. Singhal
Title:	Chief Executive Officer